Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


 To The Board of Directors
 Rapid Link, Incorporated


 We consent to the use of our report dated January 29, 2007 on the consolidated financial statements of Rapid Link, Incorporated as of and for the years ended October 31, 2006 and 2005 which report includes an explanatory paragraph as to uncertainty with respect to the Company's ability to continue as a going concern, included herein on the registration statement of Rapid Link, Incorporated on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus.


 /s/ KBA GROUP LLP
 Dallas, Texas
 August 9, 2007